FOR:	International Speedway Corporation
CONTACT:	Charles N. Talbert Senior Director, Investor and Corporate Communications (386) 681-4281

INTERNATIONAL SPEEDWAY CORPORATION ANNOUNCES
TWO APPOINTMENTS TO ITS BOARD OF DIRECTORS AND
AN INCREASE IN ITS ANNUAL DIVIDEND

~New Directors Bring Key Expertise and Experience~
~ 40th Consecutive Year of Paying a Dividend~

DAYTONA BEACH, Fla. - April 10, 2013 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) announced the additions of Ms. Sonia Maria Green and Mr. Larry D. Woodard to the Company's Board of Directors. Ms. Green and Mr. Woodard appointments fill existing vacancies on ISC's Board of Directors.  Mr. Woodard will hold office until the 2014 annual meeting of shareholders, completing the term of Raymond Mason, who did not stand for re-election in 2011.  Ms. Green will hold office until the 2015 annual meeting of shareholders, completing the term of Edward Rensi, who did not stand for re-election in 2012.
Lesa France Kennedy, ISC's Chief Executive Officer, stated, “Following a thorough search by our nominating and corporate governance committee, we are delighted to welcome Sonia and Larry to ISC's Board of Directors.  Their experience in advertising, branding and multicultural marketing will bring significant perspective and add tremendous value to ISC as we continue to grow our business and increase long-term value for our stockholders. Expanding our Board has been a priority and their appointments are especially timely as we align with NASCAR and its ambitious Industry Action Plan to better connect with existing fans, engage Gen Y, youth and multicultural consumers in motorsports.”
ISC also declared an annual dividend of $0.22 per share, payable on June 28, 2013, to common stockholders of record on May 31, 2013, marking the 40th consecutive year that the Company has paid a dividend to its shareholders.  ISC paid an annual dividend of $0.20 per share in 2012.
Separately, at ISC's annual meeting of ISC shareholders, the following members of the Company's Board of Directors were re-elected to a three-year term:  Edsel B. Ford, II, William P. Graves, Christy F. Harris, and Mori Hosseini.

About Sonia Maria Green
Ms. Green is a nationally recognized leader in marketing and brand communications for over 20 years, with a specialty in multicultural/diversity marketing.  She is an acknowledged Latino corporate leader, and a trusted spokesperson on diversity and marketing issues for both Spanish and English language media outlets.
Having worked her way through college while employed at Avon Products, Inc., Ms. Green moved quickly through the marketing ranks in both the U.S. and the International divisions. Through her assignments in Argentina, Brazil, Mexico, Spain, Puerto Rico and Venezuela, Ms. Green garnered an in-depth knowledge of the nuances that exist within the Hispanic community.  As Director of Avon's first U.S. Hispanic Marketing Division, she successfully developed and introduced new products and marketing programs.
In 1997, Ms. Green was hired as Vice President of Operations at Beauty Group International where she assumed responsibility for the Yanbal brand throughout Latin America.  She was later promoted to the position of President and Chief Operating Officer for the company.
In 2001, Ms. Green was selected by General Motors to serve as its Director of Diversity Marketing and Sales with responsibility for the Hispanic and Asian consumer segments. A new initiative for GM, Ms. Green was instrumental in developing the plans that generated market share increases in both consumer segments due in part to the creation of relevant and innovative marketing programs.
Most recently Ms. Green served as Vice President of Marketing and Sales at the Broward Center for the Performing Arts.  Ms. Green was instrumental in creating and executing the Broward Center's, Addy® award-winning 30th Anniversary Celebration campaign in 2011.
Ms. Green currently serves on the board of The Soup Kitchen of Boynton Beach and is a member of the 4Kids Business Development Council. In addition, she is a Big Sister to foster care kids affiliated with Calvary Chapel Ft. Lauderdale. Previously, Ms. Green enjoyed board positions at: Greater Miami Chamber of Commerce, Ferbei-Management Trustee, Avon Products Foundation, Hispanic Institute for Research and Development, Mexican Cultural Institute of New York, and the National Hispanic Corporate Council.
Ms. Green received her Bachelor of Business Administration degree from Baruch College in New York City and completed a Marketing Management Program at Columbia University's Graduate School of Business.

About Larry D. Woodard
Larry Woodard is a highly regarded, award-winning advertising executive with over 26 years of agency experience.  He is President and CEO of Graham Stanley advertising, a firm he founded in 2010.  Prior to that, he was President and CEO of Vigilante Advertising, part of the Publicis, SA network of companies.  Mr. Woodard has twice been awarded the O'Toole Award for Advertising Agency of the Year, has won a Gold Effie and received one of the industry's most prestigious awards, The Cannes Gold Lion for the Oprah Car Giveaway.
  Born in Casablanca, Morocco, Mr. Woodard spent time growing up in Wurzburg, Germany and Martina Franca, Italy. He describes himself as a cultural anthropologist and an organic idea generator. He has a lifelong passion for world cultures and languages.

Mr. Woodard is frequently published in industry trade publications and has appeared on CNN, CNBC, ABC News and other networks discussing the advertising industry.  He has been a guest lecturer at the Wharton School at the University of Pennsylvania and a member of the Sports Advisory Council of the School of Sport Management and the Board of Visitors of the David B. Falk College of Sport and Human Dynamics for his alma mater Syracuse University.  Mr. Woodard co-authored: Inside the Minds: Advertising as a Branding Tool.
Mr. Woodard is the past recent Chair of the New York Council of The American Association of Advertising Agencies; a Director of Advertising Week in New York City; Chair of The Deacon Ministry of his church Shiloh Baptist in Eastchester, New York and has served on the Board of Governors of the Westchester Area YMCA's.

International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities.  The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois;  Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing Network, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise.  In addition, the Company has a 50 percent interest in the Hollywood Casino at Kansas Speedway.  For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.
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